As filed with the Securities and Exchange Commission on August 11, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

LPATH, INC.

(Exact name of registrant as specified in its charter)

Delaware	16-1630142
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4025 Sorrento Valley Blvd. San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

LPATH, INC. AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

(Full title of the plan)

Michael Lack Interim Chief Executive Officer Lpath, Inc. 4025 Sorrento Valley Blvd., San Diego, California 92121 Telephone: (858) 678-0800 Facsimile: (858) 678-0900	Michael S. Kagnoff, Esq. DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, CA 92121-2133 Telephone: (858) 677-1400 Facsimile: (858) 677-1477
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (2)
Common stock, $0.001 par value	1,700,000	(2)	$0.26	$442,000	$52
(1)

An aggregate of 4,200,000 shares of common stock may be offered or issued pursuant to the Lpath, Inc. Amended and Restated 2005 Equity Incentive Plan (the “Plan”), 2,500,000 of which were previously registered on Forms S-8 (File Nos. 333-137318, 333-149827 and 333-190615), and 1,700,000 of which are registered on this Form S-8. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional securities that may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan by reason of any stock split, stock dividend or similar adjustment effected without the registrant’s receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of Lpath, Inc. common stock as reported on the Nasdaq Stock Market on August 6, 2015. Pursuant to General Instruction E of Form S-8, the registration fee is calculated with respect to the additional securities registered on this Form S-8 only.

This registration statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

EXPLANATORY NOTE

As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Amended and Restated 2005 Equity Incentive Plan (the “Plan”) covered by this registration statement as required by Rule 428(b) promulgated under the Securities Act of 1933, as amended. Such documents are not being filed with the Securities and Exchange Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of such Act.

PART II

Information Required in the Registration Statement

Item 3.                   Incorporation of Documents by Reference

The rules of the Commission allow us to incorporate by reference into this registration statement the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. This registration statement incorporates by reference the documents listed below (other than portions of these documents that are deemed furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items):

(a)                     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

(b)                     All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report referred to in (a) above (in each case, except for the information furnished under Items 2.02 or 7.01 in any current report on Form 8-K); and

(c)                      The description of our Common Stock contained or incorporated in the registration statements filed by us under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such reports and other documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this registration statement.

For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                   Description of Securities

Not applicable.

Item 5.                   Interests of Named Experts and Counsel

Not applicable.

Item 6.                   Indemnification of Directors and Officers

Our Bylaws provide for indemnification of its directors, officers and employees as follows:

Every director, officer, or employee shall be indemnified by us against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been our director, officer, employee or agent or is or was serving at our request as a director, officer, employee or agent, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for our best interests.

Our Bylaws further state that we shall provide to any person who is or was our director, officer, employee or agent or is or was serving at our request as a director, officer, employee or agent, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable Nevada law. The Board of Directors may, in its discretion, direct the purchase of liability insurance by way of implementing the provisions of this Article.

Our Articles of Incorporation state that any of our directors or officers shall not be personally liable to us or our stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by our stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of any of our directors or officers for acts or omissions prior to such repeal or modification.

Article VII of the Articles of Incorporation states:

“Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she or a person with whom he or she is a legal representative, is or was a director of the Corporation, or who is serving at the request of the Corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the Corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchased or maintain insurance on behalf of any person who is or was a director or officer.”

We have entered into indemnification agreements with our directors and officers. Subject to certain limited exceptions, under these agreements, we will be obligated, to the fullest extent not prohibited by applicable law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of Lpath. We also maintain liability insurance for our directors and officers in order to limit our exposure to liability for indemnification of such persons.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.                   Exemption from Registration Claimed

Not applicable.

Item 8.                   Exhibits

See the Exhibit Index attached hereto, which is incorporated into this Item 8 by reference.

Item 9.                   Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on this 11 day of August, 2015.

/s/ Michael Lack
Michael Lack Interim Chief Executive Officer

POWER OF ATTORNEY

We the undersigned officers and directors of Lpath, Inc., hereby severally constitute and appoint Michael Lack and Gary J. G. Atkinson, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael Lack	Interim Chief Executive Officer	August 11, 2015
Michael Lack	(Principal Executive Officer)

/s/ Gary J. G. Atkinson	Senior Vice President and Chief Financial Officer	August 11, 2015
Gary J. G. Atkinson	(Principal Financial and Accounting Officer)

/s/ Daniel H. Petree	Chairman of the Board of Directors	August 11, 2015
Daniel H. Petree

/s/ Jeffrey A. Ferrell	Director	August 11, 2015
Jeffrey A. Ferrell

/s/ Charles A. Mathews	Director	August 11, 2015
Charles A. Mathews

/s/ Donald R. Swortwood	Director	August 11, 2015
Donald R. Swortwood

/s/ Daniel L. Kisner, M.D.	Director	August 11, 2015
Daniel L. Kisner, M.D.

EXHIBIT INDEX

Number	Description
4.1	Certificate of Incorporation (filed as Exhibit 3.3 to the Current Report on Form 8-K filed on July 21, 2014 and incorporated herein by reference).

4.2	Bylaws (filed as Exhibit 3.4 to the Current Report on Form 8-K filed on July 21, 2014 and incorporated herein by reference).

5.1	Opinion of DLA Piper LLP (US).

23.1	Consent of Moss Adams LLP, independent registered public accounting firm.

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1	Power of attorney (included on the signature pages of this registration statement).

99.1

Lpath, Inc. Amended and Restated 2005 Equity Incentive Plan, as amended (filed as Appendix A to the Registrant’s Schedule 14-A Proxy Statement filed on April 27, 2015 and incorporated herein by reference).